Sprint

The Sprint QUARTERLY INVESTOR UPDATE

4Q13 - Feb. 11, 2014

Sprint Framily℠

SPRINT REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

●
Fourth quarter Operating Loss improved 22 percent to $576 million; Adjusted EBITDA* of $1.15 billion improved by nearly 40 percent or more than $300 million year-over-year compared to combined prior year results

	○	Combined annual Operating Loss of $1.9 billion
	○	Annual Adjusted EBITDA* of $5.4 billion grew 13 percent year-over-year

●	Highest-ever annual Sprint platform wireless service revenue of $28.6 billion grew more than 5 percent year-over-year
	○	Fourth quarter Sprint platform wireless service revenue of $7.2 billion grew year-over-year for the 15th consecutive quarter
	○	Best-ever annual Sprint platform postpaid ARPU of $64.07

●	Highest-ever Sprint platform subscribers at 53.9 million
	○	682,000 total Sprint platform net additions in the fourth quarter
	○	58,000 Sprint platform postpaid net additions in the fourth quarter

●	Annual retail smartphone sales of 20.5 million and a record 95 percent of quarterly Sprint platform postpaid handset sales were smartphones

●	Continued progress on the Network
	○	More than 200 million people covered by 4G LTE
	○	Sprint Spark TM available in 14 of the largest U.S. cities including today’s launches in Philadelphia and Baltimore

●	Launched revolutionary new Sprint FramilySM that redefines traditional wireless family plans

Financial results in the enclosed tables for 2013 and 2012 include a predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a successor period from October 5, 2012 through December 31, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current year and prior year results of operations for the predecessor and successor periods. The enclosed remarks are in reference to the unaudited combined period unless otherwise noted. For additional information please reference the section titled Financial Measures.

	TABLE OF CONTENTS
	Consolidated Results	5
	Wireless Results	6
	Wireline Results	9
SPRINT'S 4Q13 EARNINGS CONFERENCE CALL - 8 A.M. ET TODAY	Forecast	9
U.S. or Canada: 800-938-1120	Financial and Operational Results	10
Internationally: 706-634-7849	Notes to Financial Information	23
Conference ID: 31411101	Financial Measures	24
To listen via the Internet: sprint.com/investors	Safe Harbor	25

Sprint Corporation (NYSE: S) today reported operating revenue, which grew year-over-year to more than $9.1 billion for the fourth quarter and to $35.5 billion for the full year 2013. Operating loss was $576 million in the fourth quarter, a 22 percent year-over-year improvement. Quarterly Adjusted EBITDA* of $1.15 billion improved nearly 40 percent year-over-year. Annual Adjusted EBITDA* of $5.4 billion improved by 13 percent.
“In 2013 Adjusted EBITDA* and Sprint platform wireless revenues grew significantly while we made investments to improve network performance and expand 4G LTE to more than 200 million people,” said Dan Hesse, Sprint CEO. “As we roll out Sprint Spark TM and create innovative offers like Sprint FramilySM, we are building a foundation for future success.”

Sprint Platform Subscriber Net Additions of 682,000 and Record Smartphone Sales Mix

Sprint ended the year with 53.9 million Sprint platform subscribers - its highest level ever - after adding 58,000 postpaid subscribers, 322,000 prepaid subscribers and 302,000 wholesale and affiliate subscribers in the fourth quarter. Sprint sold 5.6 million smartphones in the fourth quarter and 20.5 million smartphones for the year with smartphone sales mix reaching 95 percent for postpaid and 66 percent for prepaid in the quarter.

Net Income and Operating Loss Improve Year-Over-Year; Adjusted EBITDA* Up Nearly 40 percent Year-Over-Year

Quarterly net loss was $1 billion in the fourth quarter as compared to a loss of $1.3 billion in the fourth quarter of 2012. Operating loss for the quarter was $576 million as compared to an operating loss of $738 million in the fourth quarter of 2012.

Quarterly Adjusted EBITDA* of $1.15 billion improved nearly 40 percent year-over-year as growth in Sprint platform service revenue, network savings resulting from the Nextel platform shutdown and lower net subsidy expense were partially offset by the loss of Nextel platform revenue and the consolidation of Clearwire’s results.

LTE Coverage Now Available to 200 Million People; Sprint SparkTM Now in 14 Markets

Sprint currently has nearly 33,000 Network Vision sites on air, an increase of more than 24,000 sites over the last 12 months. LTE coverage is now available to more than 200 million people. The company continues to expect that by the middle of this year LTE coverage will reach 250 million people and the voice/3G network modernization deployment will be complete.

During the fourth quarter the company unveiled Sprint Spark - a combination of advanced network and device technology with the potential to surpass wireless speeds of any U.S. network provider, capable of delivering 50-60 Megabits per second peak speeds today with potential speeds three times as fast by late 2015. Sprint Spark leverages the company’s 800MHz, 1.9GHz and 2.5GHz spectrum together with devices offering tri-band capability and high-definition voice[i].

Sprint plans to deploy Sprint Spark in about 100 of America’s largest cities during the next three years. By the end of this year, 100 million Americans are expected to have Sprint Spark coverage. Today, Sprint Spark launches in Philadelphia and Baltimore and, with the recent launch in Kansas City, is currently available in 14 markets including New York, Los Angeles, and Chicago. Ten Sprint Spark-capable devices are currently available, including the recently updated Samsung Galaxy S® 4, Samsung Galaxy MEGA™, HTC One® max, LG G Flex and NETGEAR® Zing Mobile Hotspot™.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	3

Sprint Framily Pricing Program Lets Customers Decide

Earlier this year, Sprint introduced Sprint Framily, a new pricing program available to new and existing customers that lets consumers decide who they consider family. With Sprint Framily, the more people added to the group (up to 10 phone lines), the greater the savings for everyone on the plan.

For one line of service, new Sprint customers pay $55 per month per line for unlimited talk, text and 1GB of data while on the Sprint network. For each additional new Sprint customer who joins the Framily group, the cost per person goes down $5 a month up to a maximum monthly discount of $30 per line. With a group of at least seven people, each customer gets unlimited talk, text and 1GB of data while on the Sprint network for $25 per month per line (pricing excludes taxes and surcharges).

All members of the group can customize their plan and for $20 per month per line, Framily members can buy up to unlimited data plus get a new phone every year. Each account can be billed separately.

Sprint Garners Third-Party Recognition

Sprint received notable awards in the fourth quarter. In particular, CEVA Logistics, one of the world’s leading supply chain companies, named Sprint as Technology Supplier of the Year. Pinsight Media+, Sprint’s mobile media company, received the 2013 North American Mobile Advertising Product Leadership Award from Frost & Sullivan, and Dan Hesse was named Corporate Responsibility Magazine’s Lifetime Achievement Award winner for 2013. Last month, Compass Intelligence named Sprint the most “Eco Focused Wireless Carrier,” and Sprint was the only U.S. telecommunications company to be named an Efficiency Leader to the 2014 National Capital Leaders Index by GreenBiz Group and Trucost. Additionally, for the second year in a row, Sprint was rated 16th in Chief Executive Magazine’s Best Companies for Leaders list.

“In 2013 Adjusted EBITDA* and Sprint platform wireless revenues grew significantly while we made investments to improve network performance and expand 4G LTE to more than 200 million people,” said Dan Hesse, Sprint CEO. “As we roll out Sprint Spark TM and create innovative offers like Sprint FramilySM, we are building a foundation for future success.”

--Dan Hesse, Sprint CEO

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	4

CONSOLIDATED RESULTS
Net operating revenues of $9.1 billion for the quarter were up over 1 percent when compared to the fourth quarter of 2012 and 5 percent when compared to the third quarter of 2013. Revenues for the quarter increased year-over-year and sequentially primarily due to higher equipment revenues.
Operating loss was $576 million compared to an operating loss of $738 million for the fourth quarter of 2012 and operating loss of $398 million for the third quarter of 2013. The year-over-year and sequential changes in operating loss were primarily driven by items identified below in Adjusted EBITDA*.
Adjusted EBITDA* was $1.15 billion for the quarter, compared to $827 million for the fourth quarter of 2012 and $1.34 billion in the third quarter of 2013. This represents nearly a 40 percent year-over-year increase, primarily due to a decline in net subsidy expense, growth in Sprint platform service revenue, and network expense savings resulting from the shutdown of the Nextel platform, partially offset by the loss of Nextel platform service revenue and the consolidation of Clearwire’s results. Sequentially, Adjusted EBITDA* decreased 14 percent primarily as a result of higher net subsidy and sales expenses due in part to seasonally higher sales volume, which was partially offset by lower care expenses.
Capital expenditures(2) were $1.9 billion in the quarter, compared to $1.9 billion in the fourth quarter of 2012 and $1.8 billion in the third quarter of 2013. Wireless capital expenditures were $1.7 billion in the fourth quarter of 2013, compared to $1.8 billion in the fourth quarter of 2012 and $1.7 billion in the third quarter of 2013. During the quarter, the company invested approximately $1.3 billion for Network Vision.
Net cash used in operating activities was $761 million for the quarter, compared to net cash provided by operating activities of $216 million for the fourth quarter of 2012 and $1.2 billion for the third quarter of 2013. The decline in cash provided by operating activities in the year-over-year and sequential periods is primarily due to changes in working capital, mostly related to the timing and volume of payments and receipts for inventory and network equipment, increased cash paid for interest related to debt acquired from the Clearwire acquisition, and call premiums paid on Clearwire debt redemptions.
Free Cash Flow* was negative $2.8 billion for the quarter, compared to negative $1.3 billion for the fourth quarter of 2012 and negative $909 million for the third quarter of 2013.
The company’s total cash, cash equivalents, and short-term investments at the end of the fourth quarter 2013 were $7.5 billion. During the quarter, the company redeemed in full $2.85 billion principal amount of 12 percent Clearwire notes due in 2015 and 2017. Also,

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	5

during the quarter, the company issued $2.5 billion principal amount of notes due in 2024.

WIRELESS RESULTS

•
The company served 55.4 million customers at the end of 2013. Total customers include 30.8 million postpaid subscribers, 16.2 million prepaid subscribers and approximately 8.3 million wholesale and affiliate subscribers.

•
The Sprint platform added 58,000 net postpaid customers during the quarter. Sprint platform postpaid net additions included 466,000 tablets and 157,000 smartphones partially offset by feature phone and other device net subscriber losses of 565,000. This compares to net additions of 401,000 in the fourth quarter of 2012, which included 333,000 subscribers recaptured from the Nextel platform, and subscriber losses of 360,000 in the third quarter of 2013.

•	The Sprint platform added 322,000 net prepaid customers during the quarter, as a result of net additions by all three prepaid brands including Assurance Wireless®, Virgin Mobile, and Boost.

•
Wholesale and affiliate net subscriber additions on the Sprint platform were 302,000 in the fourth quarter. Wholesale subscriber additions were primarily driven by an increase in connected device subscribers, largely related to connected vehicles.

•
Sprint platform postpaid churn was 2.07 percent, compared to 1.98 percent for the year-ago period and 1.99 percent for the third quarter of 2013. Sprint platform quarterly postpaid churn increased year-over-year primarily due to an increase in voluntary churn.

•
Approximately 9 percent of Sprint platform postpaid customers upgraded their devices during the fourth quarter of 2013, compared to approximately 11 percent for the year-ago period and 7 percent for the third quarter of 2013. The year-over-year decrease in the upgrade rate was primarily driven by elevated levels of upgrades during the fourth quarter of 2012 related to subscribers leaving the Nextel platform and being recaptured on the Sprint platform and changes in our upgrade eligibility policies, partially offset by the introduction of installment billing. The sequential increase in the upgrade rate was driven by normal seasonality and the introduction of installment billing.

•
Sprint platform prepaid churn for the fourth quarter was 3.01 percent, compared to 3.02 percent for the year-ago period and 3.57 percent for the third quarter of 2013. Churn improved sequentially for each of the prepaid brands.

•
Wireless retail service revenue of $7.2 billion for the quarter grew slightly when compared to the fourth quarter of 2012 and the third quarter of 2013. Postpaid revenue was relatively flat year-over-year as the loss of Nextel platform subscribers was offset by growth in Sprint platform postpaid ARPU. In the third quarter

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	6

prepaid revenue included approximately $100 million of purchase price accounting dilution which did not recur in the fourth quarter.

•
Sprint platform postpaid ARPU of $64.11, for the quarter, increased by $1.07 year-over-year, and decreased $.17 sequentially. Year-over-year Sprint platform postpaid ARPU benefited from lower customer discounts and higher handset insurance revenue, partially offset by lower usage based revenue and $.35 of purchase price accounting dilution. The sequential decline in Sprint platform postpaid ARPU was a result of a decrease in usage based revenue and higher mix of tablets, which generally have a lower ARPU than phones, partially offset by lower customer discounts and higher handset insurance revenue.

•
Sprint platform prepaid ARPU of $26.78 increased from $26.30 in the fourth quarter of 2012 and from $25.33 in the third quarter of 2013. The year-over-year improvement was primarily driven by changes in the mix of our subscriber base among our prepaid brands. The sequential improvement was primarily the result of $2.09 of purchase price accounting dilution in the third quarter, which impacted all of our prepaid brands.

•
Quarterly wholesale, affiliate and other revenues of $142 million increased by $7 million, compared to the year-ago period and approximately $3 million sequentially. The year-over-year and sequential increases were a result of revenues from subscribers acquired from Clearwire and U.S. Cellular.

•
Wireless equipment net subsidy in the fourth quarter was $1.6 billion (equipment revenue of $1.2 billion, less cost of products of $2.8 billion). Net subsidy declined $413 million year-over-year and increased $127 million sequentially. The year-over-year decrease was a result of lower upgrade volumes, the introduction of installment billing for devices, and a higher mix of tablet sales. The sequential increase was a result of higher smartphone sales, partially offset by the introduction of installment billing for devices and a higher mix of tablet sales.

•
Wireless cost of service of $2.2 billion, increased 2 percent year-over-year, primarily due to the net impact of the Clearwire acquisition and higher estimated Network Vision expenses, partially offset by the elimination of network expenses related to the Nextel platform, and lower service and repair and licensing expenses. Wireless cost of service decreased 3 percent sequentially, primarily as a result of lower roaming expenses and the elimination of additional network expenses related to the Nextel platform, partially offset by the net full quarter impact of the Clearwire acquisition.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	7

•
Wireless SG&A expenses were relatively flat year-over-year and increased 4 percent sequentially. The sequential increase in wireless SG&A was primarily the result of higher sales expense, partially offset by lower care expenses.

•
Wireless depreciation and amortization expense increased $79 million year-over-year and $22 million sequentially. The year-over-year increase in wireless depreciation and amortization was primarily related to higher amortization of customer relationships as a result of purchase accounting, partially offset by a decline in depreciation as a result of the shutdown of the Nextel platform.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	8

WIRELINE RESULTS

•
Wireline revenue of $859 million for the quarter declined approximately 9 percent year-over-year and 2 percent sequentially. The year-over-year decline was primarily a result of the migration of wholesale cable VoIP customers off of Sprint’s IP platform, an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment, and lower voice volumes. The sequential decrease was primarily a result of the migration of wholesale cable VoIP customers off of Sprint’s IP platform.

•
Wireline net operating expenses were $836 million in the fourth quarter of 2013. Net operating expenses declined 5 percent year-over-year and increased nearly 2 percent sequentially. The year-over-year decline was due to lower depreciation and cost of service.

FORECAST

•	The company expects 2014 Adjusted EBITDA* to be between $6.5 billion and $6.7 billion.

The company expects 2014 capital expenditures of approximately $8 billion.

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Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12
Net (Losses) Additions (in thousands)
Sprint platform:
Postpaid (3)	58	(360)	401	(96)	1,516
Prepaid (4)	322	84	525	488	2,305
Wholesale and affiliate	302	181	(243)	31	944
Total Sprint platform	682	(95)	683	423	4,765
Nextel platform:
Postpaid (3)	—	—	(644)	(1,632)	(2,653)
Prepaid (4)	—	—	(376)	(454)	(1,507)
Total Nextel platform	—	—	(1,020)	(2,086)	(4,160)
Transactions: (a)
Postpaid (3)	(127)	(175)	—	(481)	—
Prepaid (4)	(103)	(56)	—	(179)	—
Wholesale	25	13	—	38	—
Total transactions	(205)	(218)	—	(622)	—

Total retail postpaid net losses	(69)	(535)	(243)	(2,209)	(1,137)
Total retail prepaid net additions (losses)	219	28	149	(145)	798
Total wholesale and affiliate net additions (losses)	327	194	(243)	69	944
Total Wireless Net Additions (Losses)	477	(313)	(337)	(2,285)	605

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (3)	30,149	30,091	30,245	30,149	30,245
Prepaid (4)	15,621	15,299	15,133	15,621	15,133
Wholesale and affiliate	8,164	7,862	8,162	8,164	8,162
Total Sprint platform	53,934	53,252	53,540	53,934	53,540
Nextel platform:
Postpaid (3)	—	—	1,632	—	1,632
Prepaid (4)	—	—	454	—	454
Total Nextel platform	—	—	2,086	—	2,086
Transactions: (a)
Postpaid (3)	688	815	—	688	—
Prepaid (4)	601	704	—	601	—
Wholesale	131	106	—	131	—
Total transactions	1,420	1,625	—	1,420	—

Total retail postpaid end of period subscribers	30,837	30,906	31,877	30,837	31,877
Total retail prepaid end of period subscribers	16,222	16,003	15,587	16,222	15,587
Total wholesale and affiliate end of period subscribers	8,295	7,968	8,162	8,295	8,162
Total End of Period Subscribers	55,354	54,877	55,626	55,354	55,626

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	922	834	813	922	813
Wholesale and affiliate	3,578	3,298	2,670	3,578	2,670
Total	4,500	4,132	3,483	4,500	3,483

Churn
Sprint platform:
Postpaid	2.07%	1.99%	1.98%	1.93%	1.89%
Prepaid	3.01%	3.57%	3.02%	3.72%	3.01%
Nextel platform:
Postpaid	—	—	5.27%	16.40%	3.24%
Prepaid	—	—	9.79%	18.58%	8.55%
Transactions: (a)
Postpaid	5.48%	6.38%	—	7.65%	—
Prepaid	8.18%	8.84%	—	8.66%	—

Total retail postpaid churn	2.15%	2.09%	2.18%	2.24%	2.02%
Total retail prepaid churn	3.22%	3.78%	3.30%	3.94%	3.45%

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (5):
Postpaid	—	—	333	628	1,508
Prepaid	—	—	188	168	620
Rate (6):
Postpaid	—	—	51%	38%	55%
Prepaid	—	—	50%	37%	33%
(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	10

Wireless Operating Statistics (Unaudited) (continued)

	Successor			Predecessor
	Quarter to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12
ARPU (b)
Sprint platform:
Postpaid	$64.11	$64.24	$64.17	$64.71	$63.98	$63.04	$63.05
Prepaid	$26.78	$25.14	$26.01	$26.99	$26.49	$26.30	$25.92
Nextel platform:
Postpaid	$—	$—	$—	$—	$35.84	$37.27	$39.65
Prepaid	$—	$—	$—	$—	$32.60	$35.59	$35.91
Transactions: (a)
Postpaid	$36.30	$37.44	$36.89	$35.75	$56.98	$—	$—
Prepaid	$40.80	$40.62	$40.71	$12.78	$18.26	$—	$—

Total retail postpaid ARPU	$63.44	$63.48	$63.46	$64.55	$63.10	$61.47	$60.84
Total retail prepaid ARPU	$27.34	$25.86	$26.64	$26.96	$26.57	$26.69	$26.72

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	11

Wireless Operating Statistics (Unaudited) (continued)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/13
ARPU (b)
Sprint platform:
Postpaid	$64.11	$64.28	$63.04	$64.07	$63.05
Prepaid	$26.78	$25.33	$26.30	$26.26	$25.92
Nextel platform:
Postpaid	$—	$—	$37.27	$35.84	$39.65
Prepaid	$—	$—	$35.59	$32.60	$35.91
Transactions: (a)
Postpaid	$36.30	$40.00	$—	$39.96	$—
Prepaid	$40.80	$43.20	$—	$41.55	$—

Total retail postpaid ARPU	$63.44	$63.69	$61.47	$63.29	$60.84
Total retail prepaid ARPU	$27.34	$26.04	$26.69	$26.62	$26.72

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers. Combined ARPU for the quarter-to-date September 30, 2013 period aggregate service revenue of the ten days ended July 10, 2013 Predecessor period and the quarter-to-date September 30, 2013 Successor period divided by the sum of the average subscribers during the quarter. Combined ARPU for the year-to-date December 31, 2013 period aggregate service revenue of the 191 days ended July 10, 2013 Predecessor period and the year-to-date December 31, 2013 Successor period divided by the sum of the average subscribers during the year-to-date period. Combined ARPU for the quarter-to-date December 31, 2013 period is not affected by Predecessor activity and, therefore, is consistent with the information presented in the previous table for the quarter-to-date December 31, 2013 Successor ARPU. Combined ARPU for the quarter and year-to-date December 31, 2012 periods are not affected by Successor activity, and, therefore, is consistent with the information presented in the previous table for the quarter and year-to-date Predecessor ARPU.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Successor				Predecessor
	Quarter to Date	Quarter to Date	87 Days Ended	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12

Net Operating Revenues	$9,142	$7,749	$—	$16,891	$932	$18,602	$9,005	$35,345
Net Operating Expenses
Cost of services	2,704	2,470	—	5,174	286	5,673	2,659	10,936
Cost of products	2,731	1,872	—	4,603	281	4,872	2,993	9,905
Selling, general and administrative	2,546	2,259	33	4,841	289	5,067	2,557	9,765
Depreciation and amortization	1,531	1,403	—	2,934	121	3,245	1,493	6,543
Other, net	206	103	—	309	(5)	630	8	16
Total net operating expenses	9,718	8,107	33	17,861	972	19,487	9,710	37,165
Operating Loss	(576)	(358)	(33)	(970)	(40)	(885)	(705)	(1,820)
Interest expense	(502)	(416)	—	(918)	(275)	(1,135)	(432)	(1,428)
Equity in earnings (losses) of unconsolidated investments and other, net	55	165	10	73	2,905	2,463	(140)	(923)
(Loss) income before Income Taxes	(1,023)	(609)	(23)	(1,815)	2,590	443	(1,277)	(4,171)
Income tax expense	(15)	(90)	(4)	(45)	(1,508)	(1,601)	(44)	(154)
Net (Loss) Income	$(1,038)	$(699)	$(27)	$(1,860)	$1,082	$(1,158)	$(1,321)	$(4,325)
Basic Net (Loss) Income Per Common Share	$(0.26)	$(0.18)	NM	$(0.54)	$0.35	$(0.38)	$(0.44)	$(1.44)
Diluted Net (Loss) Income Per Common Share	$(0.26)	$(0.18)	NM	$(0.54)	$0.30	$(0.38)	$(0.44)	$(1.44)
Basic Weighted Average Common Shares outstanding	3,944	3,802	NM	3,475	3,086	3,027	3,007	3,002
Diluted Weighted Average Common Shares outstanding	3,944	3,802	NM	3,475	3,640	3,027	3,007	3,002
Effective Tax Rate	-1.5%	-14.8%	-17.4%	-2.5%	58.2%	361.4%	-3.4%	-3.7%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Successor				Predecessor
	Quarter to Date	Quarter to Date	87 Days Ended	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12

Net (Loss) Income	$(1,038)	$(699)	$(27)	$(1,860)	$1,082	$(1,158)	$(1,321)	$(4,325)
Income tax expense	15	90	4	45	1,508	1,601	44	154
(Loss) Income before Income Taxes	(1,023)	(609)	(23)	(1,815)	2,590	443	(1,277)	(4,171)
Equity in earnings (losses) of unconsolidated investments and other, net	(55)	(165)	(10)	(73)	(2,905)	(2,463)	140	923
Interest expense	502	416	—	918	275	1,135	432	1,428
Operating Loss	(576)	(358)	(33)	(970)	(40)	(885)	(705)	(1,820)
Depreciation and amortization	1,531	1,403	—	2,934	121	3,245	1,493	6,543
EBITDA*	955	1,045	(33)	1,964	81	2,360	788	4,723
Severance and exit costs (7)	206	103	—	309	(5)	652	(10)	196
Gains from asset dispositions and exchanges (8)	—	—	—	—	—	—	—	(29)
Asset impairments and abandonments (9)	—	—	—	—	—	—	18	36
Spectrum hosting contract termination, net (10)	—	—	—	—	—	—	—	(170)
Access costs (11)	—	—	—	—	—	—	—	(17)
Litigation (12)	—	—	—	—	—	(22)	—	—
Business combinations (13)	—	100	—	100	19	53	19	19
Hurricane Sandy (14)	(7)	—	—	(7)	—	—	45	45
Adjusted EBITDA*	$1,154	$1,248	$(33)	$2,366	$95	$3,043	$860	$4,803
Capital expenditures (2)	1,901	1,666	—	3,567	175	3,884	1,923	5,370
Adjusted EBITDA* less Capex	$(747)	$(418)	$(33)	$(1,201)	$(80)	$(841)	$(1,063)	$(567)
Adjusted EBITDA Margin*	14.5%	17.5%	NM	15.7%	11.1%	18.0%	10.7%	15.0%
Selected item:
Deferred tax asset valuation allowance	$381	$327	$4	$708	$524	$1,410	$546	$1,756

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	13

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Net Operating Revenues	$9,142	$8,681	$9,005	$35,493	$35,345
Net Operating Expenses
Cost of services	2,704	2,756	2,659	10,847	10,936
Cost of products	2,731	2,153	2,993	9,475	9,905
Selling, general and administrative	2,546	2,548	2,590	9,908	9,798
Depreciation and amortization	1,531	1,524	1,493	6,179	6,543
Other, net	206	98	8	939	16
Total net operating expenses	9,718	9,079	9,743	37,348	37,198
Operating Loss	(576)	(398)	(738)	(1,855)	(1,853)
Interest expense	(502)	(691)	(432)	(2,053)	(1,428)
Equity in earnings (losses) of unconsolidated investments and other, net	55	3,070	(130)	2,536	(913)
(Loss) Income before Income Taxes	(1,023)	1,981	(1,300)	(1,372)	(4,194)
Income tax expense	(15)	(1,598)	(48)	(1,646)	(158)
Net (Loss) Income	$(1,038)	$383	$(1,348)	$(3,018)	$(4,352)

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Net (Loss) Income	$(1,038)	$383	$(1,348)	$(3,018)	$(4,352)
Income tax expense	15	1,598	48	1,646	158
(Loss) Income before Income Taxes	(1,023)	1,981	(1,300)	(1,372)	(4,194)
Equity in earnings (losses) of unconsolidated investments and other, net	(55)	(3,070)	130	(2,536)	913
Interest expense	502	691	432	2,053	1,428
Operating Loss	(576)	(398)	(738)	(1,855)	(1,853)
Depreciation and amortization	1,531	1,524	1,493	6,179	6,543
EBITDA*	955	1,126	755	4,324	4,690
Severance and exit costs (7)	206	98	(10)	961	196
Gains from asset dispositions and exchanges (8)	—	—	—	—	(29)
Asset impairments and abandonments (9)	—	—	18	—	36
Spectrum hosting contract termination, net (10)	—	—	—	—	(170)
Access costs (11)	—	—	—	—	(17)
Litigation (12)	—	—	—	(22)	—
Business combinations (13)	—	119	19	153	19
Hurricane Sandy (14)	(7)	—	45	(7)	45
Adjusted EBITDA*	1,154	1,343	827	5,409	4,770
Capital expenditures (2)	1,901	1,841	1,923	7,451	5,370
Adjusted EBITDA* less Capex	$(747)	$(498)	$(1,096)	$(2,042)	$(600)
Adjusted EBITDA Margin*	14.5%	16.8%	10.3%	16.9%	14.9%
Selected item:
Deferred tax asset valuation allowance	$381	$851	$550	$2,118	$1,760

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	14

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor			Predecessor
	Quarter to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (3)	$5,782	$5,201	$10,983	$634	$12,242	$5,674	$22,247
Prepaid (4)	1,237	1,028	2,265	132	2,602	1,170	4,377
Wholesale, affiliate and other	132	116	248	15	279	135	483
Total Sprint platform	7,151	6,345	13,496	781	15,123	6,979	27,107
Nextel platform:
Postpaid (3)	—	—	—	—	217	218	1,454
Prepaid (4)	—	—	—	—	50	68	525
Total Nextel platform	—	—	—	—	267	286	1,979
Transactions:
Postpaid (3)	81	89	170	2	26	—	—
Prepaid (4)	80	81	161	1	2	—	—
Wholesale	10	8	18	—	—	—	—
Total transactions	171	178	349	3	28	—	—

Equipment revenue	1,161	636	1,797	74	1,707	1,010	3,248
Total net operating revenues	8,483	7,159	15,642	858	17,125	8,275	32,334

Net Operating Expenses
Cost of services	2,248	2,087	4,335	240	4,703	2,210	9,034
Cost of products	2,731	1,872	4,603	281	4,872	2,993	9,905
Selling, general and administrative	2,444	2,100	4,544	256	4,780	2,436	9,290
Depreciation and amortization	1,470	1,338	2,808	110	3,029	1,391	6,128
Other, net	187	93	280	(5)	627	3	28
Total net operating expenses	9,080	7,490	16,570	882	18,011	9,033	34,385
Operating Loss	$(597)	$(331)	$(928)	$(24)	$(886)	$(758)	$(2,051)

Supplemental Revenue Data
Total retail service revenue	$7,180	$6,399	$13,579	$769	$15,139	$7,130	$28,603
Total service revenue	$7,322	$6,523	$13,845	$784	$15,418	$7,265	$29,086

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor			Predecessor
	Quarter to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12

Operating Loss	$(597)	$(331)	$(928)	$(24)	$(886)	$(758)	$(2,051)
Severance and exit costs (7)	187	93	280	(5)	649	(10)	196
Gains from asset dispositions and exchanges (8)	—	—	—	—	—	—	(29)
Asset impairments and abandonments (9)	—	—	—	—	—	13	31
Spectrum hosting contract termination, net (10)	—	—	—	—	—	—	(170)
Litigation (12)	—	—	—	—	(22)	—	—
Business combinations (13)	—	25	25	—	—	—	—
Hurricane Sandy (14)	(7)	—	(7)	—	—	42	42
Depreciation and amortization	1,470	1,338	2,808	110	3,029	1,391	6,128
Adjusted EBITDA*	1,053	1,125	2,178	81	2,770	678	4,147
Capital expenditures (2)	1,716	1,527	3,243	156	3,590	1,786	4,884
Adjusted EBITDA* less Capex	$(663)	$(402)	$(1,065)	$(75)	$(820)	$(1,108)	$(737)
Adjusted EBITDA Margin*	14.4%	17.2%	15.7%	10.3%	18.0%	9.3%	14.2%

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	15

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (3)	$5,782	$5,835	$5,674	$23,225	$22,247
Prepaid (4)	1,237	1,160	1,170	4,867	4,377
Wholesale, affiliate and other	132	131	135	527	483
Total Sprint platform	7,151	7,126	6,979	28,619	27,107
Nextel platform:
Postpaid (3)	—	—	218	217	1,454
Prepaid (4)	—	—	68	50	525
Total Nextel platform	—	—	286	267	1,979
Transactions:
Postpaid (3)	81	91	—	196	—
Prepaid (4)	80	82	—	163	—
Wholesale	10	8	—	18	—
Total transactions	171	181	—	377	—

Equipment revenue	1,161	710	1,010	3,504	3,248
Total net operating revenues	8,483	8,017	8,275	32,767	32,334

Net Operating Expenses
Cost of services	2,248	2,327	2,210	9,038	9,034
Cost of products	2,731	2,153	2,993	9,475	9,905
Selling, general and administrative	2,444	2,356	2,436	9,324	9,290
Depreciation and amortization	1,470	1,448	1,391	5,837	6,128
Other, net	187	88	3	907	28
Total net operating expenses	9,080	8,372	9,033	34,581	34,385
Operating Loss	$(597)	$(355)	$(758)	$(1,814)	$(2,051)

Supplemental Revenue Data
Total retail service revenue	$7,180	$7,168	$7,130	$28,718	$28,603
Total service revenue	$7,322	$7,307	$7,265	$29,263	$29,086

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Operating Loss	$(597)	$(355)	$(758)	$(1,814)	$(2,051)
Severance and exit costs (7)	187	88	(10)	929	196
Gains from asset dispositions and exchanges (8)	—	—	—	—	(29)
Asset impairments and abandonments (9)	—	—	13	—	31
Spectrum hosting contract termination, net (10)	—	—	—	—	(170)
Litigation (12)	—	—	—	(22)	—
Business combinations (13)	—	25	—	25	—
Hurricane Sandy (14)	(7)	—	42	(7)	42
Depreciation and amortization	1,470	1,448	1,391	5,837	6,128
Adjusted EBITDA*	1,053	1,206	678	4,948	4,147
Capital expenditures (2)	1,716	1,683	1,786	6,833	4,884
Adjusted EBITDA* less Capex	$(663)	$(477)	$(1,108)	$(1,885)	$(737)
Adjusted EBITDA Margin*	14.4%	16.5%	9.3%	16.9%	14.2%

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	16

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor			Predecessor
	Quarter to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12
Net Operating Revenues
Voice	$386	$333	$719	$42	$771	$385	$1,627
Data	81	57	138	7	188	96	398
Internet	374	373	747	47	913	451	1,781
Other	18	14	32	2	29	17	75
Total net operating revenues	859	777	1,636	98	1,901	949	3,881

Net Operating Expenses
Cost of services and products	659	576	1,235	72	1,402	671	2,784
Selling, general and administrative	95	84	179	11	227	100	451
Depreciation and amortization	62	61	123	10	213	102	412
Other, net	20	10	30	—	3	5	(12)
Total net operating expenses	836	731	1,567	93	1,845	878	3,635
Operating Income	$23	$46	$69	$5	$56	$71	$246

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor			Predecessor
	Quarter to Date	Quarter to Date	Year to Date	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/13	7/10/13	7/10/13	12/31/12	12/31/12

Operating Income	$23	$46	$69	$5	$56	$71	$246
Severance and exit costs (7)	20	10	30	—	3	—	—
Asset impairments and abandonments (8)	—	—	—	—	—	5	5
Access costs (11)	—	—	—	—	—	—	(17)
Hurricane Sandy (14)	—	—	—	—	—	3	3
Depreciation and amortization	62	61	123	10	213	102	412
Adjusted EBITDA*	105	117	222	15	272	181	649
Capital expenditures (2)	82	73	155	11	165	58	242
Adjusted EBITDA* less Capex	$23	$44	$67	$4	$107	$123	$407
Adjusted EBITDA Margin*	12.2%	15.1%	13.6%	15.3%	14.3%	19.1%	16.7%

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	17

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12
Net Operating Revenues
Voice	$386	$375	$385	$1,490	$1,627
Data	81	64	96	326	398
Internet	374	420	451	1,660	1,781
Other	18	16	17	61	75
Total net operating revenues	859	875	949	3,537	3,881

Net Operating Expenses
Cost of services and products	659	648	671	2,637	2,784
Selling, general and administrative	95	95	100	406	451
Depreciation and amortization	62	71	102	336	412
Other, net	20	10	5	33	(12)
Total net operating expenses	836	824	878	3,412	3,635
Operating Income	$23	$51	$71	$125	$246

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Operating Income	$23	$51	$71	$125	$246
Severance and exit costs (7)	20	10	—	33	—
Asset impairments and abandonments (8)	—	—	5	—	5
Access costs (11)	—	—	—	—	(17)
Hurricane Sandy (14)	—	—	3	—	3
Depreciation and amortization	62	71	102	336	412
Adjusted EBITDA*	105	132	181	494	649
Capital expenditures (2)	82	84	58	320	242
Adjusted EBITDA* less Capex	$23	$48	$123	$174	$407
Adjusted EBITDA Margin*	12.2%	15.1%	19.1%	14.0%	16.7%

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	18

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Successor		Predecessor
	Year to Date	87 Days Ended	191 Days Ended	Year to Date
	12/31/13	12/31/12	7/10/13	12/31/12
Operating Activities
Net loss	$(1,860)	$(27)	$(1,158)	$(4,325)
Depreciation and amortization	2,934	—	3,245	6,543
Provision for losses on accounts receivable	261	—	194	561
Share-based and long-term incentive compensation expense	98	—	37	82
Deferred income taxes	32	1	1,586	209
Gain on previously-held equity interests	—	—	(2,926)	—
Equity in losses of unconsolidated investments, net	—	—	482	1,114
Interest expense related to beneficial conversion feature on convertible bond	—	—	247	—
Contribution to pension plan	(7)	—	—	(108)
Spectrum hosting contract termination, net (10)	—	—	—	(170)
Call premiums on debt redemptions	(180)	—	—	—
Amortization and accretion of long-term debt premiums and discounts	(160)		9	4
Other working capital changes, net	(924)	(3)	728	(802)
Other, net	(255)	29	227	(109)
Net cash (used in) provided by operating activities	(61)	—	2,671	2,999

Investing Activities
Capital expenditures (2)	(3,847)	—	(3,140)	(4,261)
Expenditures relating to FCC licenses	(146)	—	(125)	(198)
Change in short-term investments, net	(4)	—	1,224	(1,699)
Acquisitions, net of cash acquired	(14,112)	—	(4,039)	—
Investment and derivative in Sprint Communications, Inc.	—	(3,100)	—	—
Investment in Clearwire (including debt securities)	—	—	(308)	(228)
Other, net	1	—	3	11
Net cash used in investing activities	(18,108)	(3,100)	(6,385)	(6,375)

Financing Activities
Proceeds from debt and financings	9,500	—	204	9,176
Debt financing costs	(147)	—	(11)	(134)
Repayments of debt and capital lease obligations	(3,378)	—	(362)	(4,791)
Proceeds from issuance of common stock and warrants, net	18,567	3,105	60	29
Other, net	(14)	—	—	—
Net cash provided by (used in) financing activities	24,528	3,105	(109)	4,280

Net Increase (Decrease) in Cash and Cash Equivalents	6,359	5	(3,823)	904

Cash and Cash Equivalents, beginning of period	5	—	6,351	5,447

Cash and Cash Equivalents, end of period	$6,364	$5	$2,528	$6,351

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Successor				Predecessor
	Quarter to Date	Quarter to Date	Year to Date	87 Days Ended	10 Days Ended	191 Days Ended	Quarter to Date	Year to Date
	12/31/13	9/30/13	12/31/13	12/31/12	7/10/13	7/10/13	12/31/12	12/31/12

Net Cash (Used in) Provided by Operating Activities	$(761)	$694	$(61)	$—	$496	$2,671	$216	$2,999

Capital expenditures (2)	(1,969)	(1,878)	(3,847)	—	(188)	(3,140)	(1,477)	(4,261)
Expenditures relating to FCC licenses, net	(115)	(31)	(146)	—	(2)	(125)	(46)	(198)
Other investing activities, net	1	—	1	—	—	3	(2)	11
Free Cash Flow*	(2,844)	(1,215)	(4,053)	—	306	(591)	(1,309)	(1,449)

Debt financing costs	(40)	(107)	(147)	—	—	(11)	(44)	(134)
(Decrease) increase in debt and other, net	(207)	6,329	6,122	—	—	(158)	3,316	4,385
Acquisitions, net of cash acquired	—	(14,112)	(14,112)	—	(3,530)	(4,039)	—	—
Proceeds from issuance of common stock and warrants, net	15	18,552	18,567	3,105	9	60	8	29
Increase in restricted cash	3,050	(3,050)	—	—	—	—	—	—
Investment in Clearwire (including debt securities)	—	—	—	—	(68)	(308)	(100)	(228)
Investment and derivative in Sprint Communications, Inc.	—	—	—	(3,100)	—	—	—	—
Other financing activities, net	1	(14)	(14)	—	—	—	—	—
Net (Decrease) Increase in Cash, Cash
Equivalents and Short-Term Investments	$(25)	$6,383	$6,363	$5	$(3,283)	$(5,047)	$1,871	$2,603

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	19

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Combined (1) Year to Date
	12/31/13	12/31/12
Operating Activities
Net loss	$(3,018)	$(4,352)
Depreciation and amortization	6,179	6,543
Provision for losses on accounts receivable	455	561
Share-based and long-term incentive compensation expense	135	82
Deferred income taxes	1,618	210
Gain on previously-held equity interests	(2,926)	—
Equity in losses of unconsolidated investments, net	482	1,114
Interest expense related to beneficial conversion feature on convertible bond	247	—
Contribution to pension plan	(7)	(108)
Spectrum hosting contract termination, net (10)	—	(170)
Call premiums on debt redemptions	(180)	—
Amortization and accretion of long-term debt premiums and discounts	(151)	4
Other working capital changes, net	(196)	(805)
Other, net	(28)	(80)
Net cash provided by operating activities	2,610	2,999

Investing Activities
Capital expenditures (2)	(6,987)	(4,261)
Expenditures relating to FCC licenses	(271)	(198)
Change in short-term investments, net	1,220	(1,699)
Acquisitions, net of cash acquired	(18,151)	—
Investment and derivative in Sprint Communications, Inc.	—	(3,100)
Investment in Clearwire (including debt securities)	(308)	(228)
Other, net	4	11
Net cash used in investing activities	(24,493)	(9,475)

Financing Activities
Proceeds from debt and financings	9,704	9,176
Debt financing costs	(158)	(134)
Repayments of debt and capital lease obligations	(3,740)	(4,791)
Proceeds from issuance of common stock and warrants, net	18,627	3,134
Other, net	(14)	—
Net cash provided by financing activities	24,419	7,385

Net Increase in Cash and Cash Equivalents	2,536	909

Cash and Cash Equivalents, beginning of period	3,828	5,447

Cash and Cash Equivalents, end of period	$6,364	$6,356

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Combined (1) Quarter to Date			Combined (1) Year to Date
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Net Cash (Used in) Provided by Operating Activities	$(761)	$1,190	$216	$2,610	$2,999

Capital expenditures (2)	(1,969)	(2,066)	(1,477)	(6,987)	(4,261)
Expenditures relating to FCC licenses, net	(115)	(33)	(46)	(271)	(198)
Other investing activities, net	1	—	(2)	4	11
Free Cash Flow*	(2,844)	(909)	(1,309)	(4,644)	(1,449)

Debt financing costs	(40)	(107)	(44)	(158)	(134)
(Decrease) increase in debt and other, net	(207)	6,329	3,316	5,964	4,385
Acquisitions, net of cash acquired	—	(17,642)	—	(18,151)	—
Proceeds from issuance of common stock and warrants, net	15	18,561	3,113	18,627	3,134
Increase in restricted cash	3,050	(3,050)	—	—	—
Investment in Clearwire (including debt securities)	—	(68)	(100)	—	(228)
Investment and derivative in Sprint Communications, Inc.	—	—	(3,100)	(308)	(3,100)
Other financing activities, net	1	(14)	—	(14)	—
Net (Decrease) Increase in Cash, Cash
Equivalents and Short-Term Investments	$(25)	$3,100	$1,876	$1,316	$2,608

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	20

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor		Predecessor
	12/31/13	12/31/12	12/31/12
Assets
Current assets
Cash and cash equivalents	$6,364	$5	$6,351
Short-term investments	1,105	—	1,849
Accounts and notes receivable, net	3,570	6	3,658
Device and accessory inventory	1,205	—	1,200
Deferred tax assets	186	—	1
Prepaid expenses and other current assets	628	—	700
Total current assets	13,058	11	13,759

Investments and other assets	601	3,104	1,833
Property, plant and equipment, net	16,164	—	13,607
Goodwill	6,434	—	359
FCC licenses and other	41,824	—	20,677
Definite-lived intangible assets, net	8,014	—	1,335
Total	$86,095	$3,115	$51,570

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,312	$—	$3,487
Accrued expenses and other current liabilities	6,363	4	5,008
Current portion of long-term debt, financing and capital lease obligations	994	—	379
Total current liabilities	10,669	4	8,874

Long-term debt, financing and capital lease obligations	32,017	—	23,962
Deferred tax liabilities	14,227	1	7,047
Other liabilities	3,598	—	4,600
Total liabilities	60,511	5	44,483

Shareholders' equity
Common shares	39	—	6,019
Paid-in capital	27,330	3,137	47,016
Accumulated deficit	(1,887)	(27)	(44,815)
Accumulated other comprehensive loss	102	—	(1,133)
Total shareholders' equity	25,584	3,110	7,087
Total	$86,095	$3,115	$51,570

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor		Predecessor
	12/31/12	12/31/12	12/31/12

Total Debt	$33,011	$—	$24,341
Less: Cash and cash equivalents	(6,364)	—	(6,351)
Less: Short-term investments	(1,105)	—	(1,849)
Net Debt*	$25,542	$—	$16,141

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	21

SCHEDULE OF DEBT (Unaudited)
(Millions)

			12/31/13
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
Sprint Corporation			9,000

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	3.618%	12/15/2015	500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,780

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

iPCS Inc.
Second Lien Senior Secured Floating Rate Notes due 2014	3.492%	05/01/2014	181
iPCS Inc.			181

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	889

Vendor financing notes - Clearwire Communications LLC		2015	20

Tower financing obligation	6.092%	09/30/2021	339
Capital lease obligations and other		2014 - 2022	187
TOTAL PRINCIPAL			31,529

Net premiums			1,482
TOTAL DEBT			$33,011
Supplemental information:
The Company had $2.1 billion of borrowing capacity available under our unsecured revolving bank credit facility as of December 31, 2013. Our unsecured revolving bank credit facility expires in February 2018.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $915 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) vendor financing notes assumed in the Clearwire Acquisition, and (iv) all capital leases and other financing obligations.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	22

SPRINT CORPORATION
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Except for the quarter-to-date December 31, 2013 period, financial results for 2013 and 2012 include a Predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a Successor period from October 5, 2012 through December 31, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current year results of operations for the Predecessor and Successor periods. For purposes of presenting the comparative financial information in the tables, we have labeled the quarter-to-date December 31, 2013 period as Combined, however, these results are not combined but rather represent the consolidated results of operations in accordance with accounting principles generally accepted in the United States (GAAP).
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $1 million, $13 million and $29 million for the predecessor third and second quarters and year-to-date periods of 2013, respectively, $16 million, $14 million and $30 million for the successor fourth and third quarters and year-to-date periods of 2013, respectively, and $52 million, $102 million, and $269 million for the third and second quarters and year-to-date periods of 2012, respectively, and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.
(3) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers utilizing WiMax and LTE technology. Postpaid subscribers previously on the Nextel platform are defined as retail postpaid subscribers on the iDEN network through June 30, 2013. Postpaid subscribers from transactions are defined as retail postpaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform. Included in net additions for the Sprint platform are tablets and connected devices, which generally generate a significantly lower ARPU than other postpaid subscribers. During the fourth quarter 2013, net additions for the Sprint platform included approximately 466,000 tablets.
(4) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid subscribers previously on the Nextel platform are defined as retail prepaid subscribers who utilized iDEN technology through June 30, 2013. Prepaid subscribers from transactions are defined as retail prepaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.
(5) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(6) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.
(7) Severance and lease exit costs are primarily associated with workforce reductions and with exit costs associated with the Nextel platform and acquisition of Clearwire.
(8) For the first quarter of 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(9) For the first quarter of 2012, asset impairment and abandonment activity includes $18 million related to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(10) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the company no longer intends to deploy which totaled $66 million.
(11) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.
(12) For the first quarter of 2013, litigation activity is primarily a result of favorable developments in connection with a tax (non-income) related contingency.
(13) For the third and second quarters of 2013, included in selling, general and administrative expenses are fees paid to unrelated parties for the transaction with SoftBank and our acquisition of Clearwire.
(14) Hurricane Sandy amounts for the fourth quarter and year to date periods of 2013 represent insurance recoveries. Hurricane Sandy charges for the fourth quarter of 2012, represent estimated hurricane-related charges of $45 million, consisting of customer credits, incremental roaming costs, network repairs and replacements.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	23

*FINANCIAL MEASURES
On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information includes the activity and accounts of Sprint Corporation as of and for the three and twelve month periods ended December 31, 2013 and as of and for the 87 days ended December 31, 2012, which includes the activity and accounts of Sprint Communications, Inc., prospectively, beginning on July 11, 2013. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date on July 10, 2013. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication’s historical cost, and are, therefore, not comparable.

In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current and prior year results of operations for the predecessor with successor results of operations on an unaudited combined basis. The combined information for the period October 5, 2012 (date of Starburst II incorporation) through December 31, 2013 does not purport to represent what our consolidated results of operations would have been if the acquisition had occurred as of the beginning of the first period presented. For purposes of presenting the comparative financial information in the tables, we have labeled the quarter-to-date December 31, 2013 results as combined, however, these results are not combined but rather represent the consolidated results of operations in accordance with accounting principles generally accepted in the United States (GAAP).

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, and amounts included as investments in Clearwire and Sprint Communications, Inc. during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	24

SAFE HARBOR
This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank, Clearwire and U.S. Cellular transactions, the development and deployment of new technologies; efficiencies and cost savings of new technologies and services; customer and network usage; customer growth and retention; service, speed, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Nextel’s Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the second quarter of 2013, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and when filed our Annual Report on Form 10-K for the year ended December 31, 2013. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

I Sprint Spark actual deployment plans and speeds will be determined over time based on many factors, including build economics and the availability of equipment, devices and applications.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q13	25